Second Quarter 2022 Highlights

- Modified funds from operations, as defined by the Institute for Portfolio Alternatives, or the IPA, attributable to controlling interest, or MFFO, equaled $36.8 million for the quarter ended June 30, 2022, representing quarter-over-quarter decline of 0.7 percent compared to $37.1 million for the first quarter 2022.*

- Funds from operations, as defined by the National Association of Real Estate Investment Trusts, attributable to controlling interest, or FFO, equaled $32.7 million during the second quarter 2022, as compared to $32.6 million during the first quarter 2022, representing quarter-over-quarter growth of 0.3 percent.*

- Net operating income, or NOI, totaled $77.6 million for the quarter ended June 30, 2022, as compared to $73.7 million for the first quarter 2022, representing quarter-over-quarter growth of 5.3 percent.*

- Net loss for the quarter ended June 30, 2022 totaled $15.5 million. Net loss during the first quarter 2022 equaled $897,000.*

- As of June 30, 2022, the company's property portfolio (excluding integrated senior health campuses and senior housing operating properties, or SHOP) achieved a leased percentage of 93.1 percent and weighted average remaining lease term of 7.1 years. The company's portfolio of integrated senior health campuses and SHOP achieved leased percentages of 81.7 percent and 73.7 percent, respectively. Portfolio leverage[1] was 47.4 percent.

- As of June 30, 2022, the company owns an approximately 19.5 million-square-foot portfolio of 313 medical office buildings, senior housing facilities, skilled nursing facilities and integrated senior health campuses located in 36 states, the United Kingdom and Isle of Man, in addition to a real estate-related investment. The gross investment value[2] of the portfolio is approximately $4.3 billion.

- The company declared and paid daily distributions equal to an annualized distribution rate of $0.40 per share to its stockholders of record for the second quarter 2022.

* Please see financial reconciliation tables and notes on the back page of this update for more information regarding MFFO, FFO, NOI, and net loss.

American Healthcare REIT

Investor Update

Second Quarter 2022

August 19, 2022

Dear Fellow Stockholder:



American Healthcare REIT, Inc., or AHR, recently filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission, and I am pleased to provide you with an update on the company's progress.

It has been nearly one year since the merger of Griffin-American Healthcare REIT III and Griffin-American Healthcare REIT IV, as well as the acquisition of American Healthcare Investors, which resulted in the creation of AHR on October 1, 2021. As a unified, self-managed company with a large and diverse portfolio of assets, we have already realized many of the benefits that come from our enhanced strength. Chief among these is the resilience that we have exhibited as we work to fully recover from the challenges ensuing from the global COVID-19 pandemic.

As we have previously reported, while our portfolio was adversely impacted in terms of resident occupancies, revenues and expenses since the onset of the pandemic in 2020, it began to rebound in early 2021 and has continued to show signs of improvement and strength throughout the second quarter of 2022, particularly as it relates to resident occupancies.

We remain confident about the future of our company despite the continuing effects of the pandemic and the recent emergence of global inflation, resulting in higher costs for labor, equipment and food, which is evident particularly throughout our SHOP portfolio. Additionally, we believe that the operational cost savings we are experiencing as a self-managed company, along with the enhancement in size and scale of our portfolio through the merger, effectively positions us to achieve long-term objectives on behalf of our fellow investors.

Of course, we will continue to report back to you regularly on a quarterly basis and as events warrant. In the meantime, please do not hesitate to reach out to our Investor Relations department at 844-460-9414 should you have questions or if we can provide you with assistance.

Kind regards,



Danny Prosky
President and Chief Executive Officer

IMPORTANT DISTRIBUTIONS REMINDER

As we reported in March 2022, beginning with the third quarter of 2022, distributions, if any, shall be authorized by our board of directors on a quarterly basis, rather than monthly. The next quarterly distribution is expected to be paid in October 2022. This change in payment frequency does not affect the total amount of distributions you will receive.

(1) Total debt divided by total market value of real estate. Total market value equals the aggregate contract purchase price paid for investments or, for investments appraised subsequent to the date of purchase, the aggregate value reported in the most recent independent appraisals of such investments.
(2) Gross investment value is comprised of acquisition costs and subsequent capital expenditures that pertain to the company's pro rata ownership as of 6/30/2022.

PORTFOLIO OVERVIEW

All data presented as of 6/30/2022

19.5 million
Square Feet

313
Properties

$4.3 billion
Gross Investment Value[2]

11,273
Senior Housing Beds[3,4]

9,635
Skilled Nursing Beds[4]

PORTFOLIO COMPOSITION[5]


Integrated Senior Health Campuses 34.3%
Senior Housing Operating Properties (SHOP) 15.8%
Skilled Nursing 6.2%
Senior Housing — Leased 4.0%
Hospitals 2.9%
Debt Investment 1.9%
Medical Office Buildings 34.9%

Leased Percentages	
Medical Office Buildings	90.3%
Hospitals	100%
Skilled Nursing Facilities	100%
Senior Housing – Leased	100%
Senior Housing Operating Properties (SHOP)	73.7%
Integrated Senior Health Campuses	81.7%

PROPERTY MAP



LEGEND

- Medical Office Buildings
- Hospitals
- Senior Housing — Leased
- Senior Housing Operating Properties (SHOP)
- Skilled Nursing Facilities
- Integrated Senior Health Campuses

(3) Includes senior housing operating properties (SHOP).
(4) Includes portion of integrated senior health campuses related to a joint venture interest.
(5) Based upon gross investment value, which is comprised of acquisition costs and subsequent capital expenditures that pertain to the company's pro rata ownership.

FINANCIAL RECONCILIATION (FOR THE THREE MONTHS ENDED 6/30/2022 AND 3/31/2022)

FFO and MFFO Reconciliation	Three Months Ended June 30, 2022	Three Months Ended March 31, 2022
Net loss	$ (15,542,000)	$ (897,000)
Add:		
Depreciation and amortization related to real estate — consolidated properties	39,939,000	42,311,000
Depreciation and amortization related to real estate — unconsolidated entities	420,000	426,000
Loss (gain) on dispositions of real estate investments — consolidated properties	73,000	(756,000)
Impairment of real estate investments — consolidated properties	17,340,000	-
Less:		
Net income attributable to noncontrolling interests	(1,768,000)	(2,059,000)
Depreciation, amortization, impairments and gain/loss on dispositions — noncontrolling interests	(7,744,000)	(6,409,000)
FFO attributable to controlling interest	$ 32,718,000	$ 32,616,000
Business acquisition expenses (1)	$ 1,757,000	$ 173,000
Amortization of above- and below-market leases (2)	699,000	505,000
Amortization of closing costs (3)	58,000	56,000
Change in deferred rent (4)	(1,278,000)	(1,026,000)
(Gain) loss on debt extinguishment (5)	(181,000)	4,591,000
Gain in fair value of derivative financial instruments (6)	-	(500,000)
Foreign currency loss (7)	3,607,000	1,387,000
Adjustments for unconsolidated entities (8)	85,000	105,000
Adjustments for noncontrolling interests (8)	(633,000)	(813,000)
MFFO attributable to controlling interest	$ 36,832,000	$ 37,094,000
Weighted average Class T and Class I common shares outstanding — basic and diluted	263,017,692	262,516,815
Net loss per Class T and Class I common share — basic and diluted	$ (0.06)	$ (0.00)
FFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.12	$0.12
MFFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.14	$0.14

Net Operating Income Reconciliation	Three Months Ended June 30, 2022	Three Months Ended March 31, 2022
Net loss	$ (15,542,000)	$ (897,000)
General and administrative	10,928,000	11,119,000
Business acquisition expenses	1,757,000	173,000
Depreciation and amortization	39,971,000	42,311,000
Interest expense	20,345,000	22,825,000
Loss (gain) on dispositions of real estate investments	73,000	(756,000)
Impairment of real estate investments	17,340,000	-
Income from unconsolidated entities	(638,000)	(1,386,000)
Foreign currency loss	3,607,000	1,387,000
Other income	(469,000)	(1,260,000)
Income tax expense	205,000	168,000
Net operating income	$ 77,577,000	$ 73,684,000

1. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding business acquisition expenses that have been deducted as expenses in the determination of GAAP net income or loss, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Business acquisition expenses include payments to our former advisor or its affiliates and third parties.

2. Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

3. Under GAAP, closing costs are amortized over the term of our debt security investment as an adjustment to the yield on our debt security investment. This may result in income recognition that is different than the contractual cash flows under our debt security investment. By adjusting for the amortization of the closing costs, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment, providing insight on the expected contractual cash flows of such investment, and aligns results with management's analysis of operating performance.

4. Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with management's analysis of operating performance.

5. The loss associated with the early extinguishment of debt primarily relates to the write-off of unamortized deferred financing fees, write-off of unamortized debt discount or premium, penalties, or other fees incurred. We believe that adjusting for such non-recurring losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going business transactions and operations and is consistent with management's analysis of our operating performance.

6. Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

7. We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.

8. Includes all adjustments to eliminate the unconsolidated entities' share or noncontrolling interests' share, as applicable, of the adjustments described in notes (1) – (7) above to convert our FFO to MFFO.

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American Healthcare REIT

18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
949.270.9200 | **www.AmericanHealthcareREIT.com**